                                  Exhibit 21

                         Subsidiaries of the Company



1.  Sirrom Investments, Inc., a Tennessee corporation

2.  Sirrom Funding Corporation, a Delaware corporation

3.  Harris Williams & Co, Inc., a Virginia corporation

4.  Tandem Capital, Inc., a Tennessee corporation (Shell)

5.  Vision 2000, Inc., a Tennessee corporation (workout sub)

6.  Vision 2000 Technologies, Inc., a Tennessee corporation (workout sub)

7.  AC Contact Lens, Inc., a Tennessee corporation (workout sub)

8.  IOL 2000, Inc., a Tennessee corporation (workout sub)

9.  Multimedia 2000, Inc., a Tennessee corporation (workout sub)

10. SWS 5, Inc., a Tennessee corporation (workout sub)

11. SWS 6, Inc., a Tennessee corporation (workout sub)